                                                                     EXHIBIT 4.1

                    SECOND RESTATED ARTICLES OF INCORPORATION

                                       OF

                            RADIX MICROSYSTEMS, INC.

      The following Second Restated Articles of Incorporation of Radix MicroSystems, Inc., an Oregon corporation, adopted on June 16, 1989, supersede and take the place of the heretofore existing Restated Articles of Incorporation and all Amendments thereto.

                                    ARTICLE I

                                Corporation Name

      The name of the corporation is Radix MicroSystems, Inc.

                                   ARTICLE II

                                    Duration

      The period of its duration is perpetual.

                                   ARTICLE III

                                    Purposes

      The purposes of the corporation are to engage in any and all lawful activities for which corporations may be organized under the Oregon Business Corporation Act.

                                   ARTICLE IV

                                  Capital Stock

      (A) The aggregate number of shares which the corporation shall have the authority to issue shall consist of 15,000,000 shares of common stock, without par value (the "Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

      (B) Holders of Common Stock shall be entitled to one vote per share on any matter submitted to the shareholders and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. On dissolution, liquidation or winding up of the corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the remaining assets and funds of the corporation available for distribution to its shareholders shall be distributed among the holders of Preferred Stock and Common Stock in the same proportion as the number of shares of outstanding Common Stock and Common Stock issuable upon the conversion of outstanding Preferred Stock then held by each of them bears to the total number of shares of outstanding Common Stock and Common Stock issuable upon the conversion of outstanding Preferred Stock. Subject to the rights of holders of Preferred Stock set forth in Section 4.1 below, and the rights of holders of any series of Preferred Stock hereafter designated by the Board of Directors of the corporation pursuant to the authority granted to it under this Article IV, the holders of the then outstanding Common Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors out of any funds legally available therefor; provided, however, that no dividend shall be declared or paid on the Common Stock if, after the payment

      (C) of such dividend, the net assets of the corporation would be less than the amount to which all of the holders of Preferred Stock would be entitled to receive pursuant to Section 4.2(a) in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation.

      (D) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, relative rights, preferences, and limitations of the shares of each such series.

            The authority of the Board of Directors with respect to each series shall include determination of the following:

            (1) The number of shares constituting that series and the distinctive designation of that series;

            (2) Whether that series shall have full voting rights, special, conditional or limited voting rights, or no voting rights, except to the extent otherwise provided by the Oregon Business Corporation Act;

            (3) Whether that series shall be convertible and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

            (4) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (5) The dividend rate, if any, on the shares of that series, the manner of calculating such dividends, and the preferences of such dividends;

            (6) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation and the relative rights of priority of that series, as opposed to the Common Stock and any other series of the Preferred Stock, on the distribution of assets on dissolution; and

            (7) Any other relative rights, preferences, and limitations of that series that are permitted by law to vary.

      (E) There shall initially be two series of Preferred Stock, with the respective designations, number of shares and issue prices (the "Issue Price") as follows:

Designation                         No. of Shares       Issue Price
------------------------------    -----------------    -------------
 Series A Preferred Stock               355,556            $4.22
  ("Series A Stock")

 Series B Preferred Stock             1,820,988            $2.70
  ("Series B Stock")

            The rights, preferences, restrictions and other matters relating to the Preferred Stock are as follows:

      4.1 Dividends. The holders of the then outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors in respect of such shares. The corporation shall not at any time declare or pay any dividend on shares of Common Stock unless dividends shall simultaneously be declared and paid on each outstanding share of Preferred Stock in an amount equal to the dividend per share then being declared or paid on the Common Stock multiplied by the number of shares of Common Stock into which such share of Preferred Stock is then convertible.

      4.2 Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of each share of Preferred Stock shall be entitled to be paid out of the assets and funds of the corporation available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to the applicable Issue Price for each series of Preferred Stock plus any and all declared but unpaid dividends. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution to its shareholders shall be distributed ratably among the holders of the Preferred Stock, according to their respective preferences that would have been payable in respect of the shares held by then upon such distribution if all preferences payable on or with respect to such shares were paid in full.

            (b) After the payment or distribution described in Section 4.2(a) above has been made, the remaining assets and funds of the corporation available for distribution to its shareholders shall be distributed among the holders of the Preferred Stock and Common stock in the same proportion as the number of shares of outstanding Common Stock and Common Stock issuable upon the conversion of the outstanding Preferred Stock then held by each of them bears to the total number of shares of outstanding Common Stock and Common Stock issuable upon conversion of outstanding Preferred Stock.

            (c) A consolidation or merger of the corporation with or into any other corporation or corporations, conveyance or disposition of all or substantially all of the assets of the corporation or the effectuation or a sale, by the corporation of a transaction or series of related transactions in which more than 50 percent of the voting power of the corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4.2, but shall instead be treated pursuant to
Section 4.4 hereof.

      4.3 Conversion.

            The holders of the Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

            (a) Right to Convert.

                  (i) Subject to subsection (c) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Issue Price for such share, by the applicable Conversion Price at the time in effect for such share. The initial Conversion Price per share for each series of Preferred Stock (the "Conversion Price") shall be as follows; provided, however, that the applicable Conversion Prices shall be subject to adjustment as set forth in subsection (c) below:

                                       Initial
         Series                   Conversion Price
------------------------------    -----------------
Series A Stock                          $.422
Series B Stock                          $2.70

                  (ii) Upon conversion of the Preferred Stock, the Common Stock so issued shall be duly and validly issued, fully paid and nonassessable shares of the corporation.

                  (iii) Each share of Preferred Stock shall automatically be converted into that number or shares of Common Stock determined by the applicable Conversion Price at the time in effect for such share immediately upon the consummation of the corporation's sale of its Common Stock in a bona fide, firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, which results in net cash proceeds (after underwriters' commissions and offering expenses) to the corporation of $10,000,000 or more, and the public offering price of which was not less than $5.40 per share (adjusted to reflect subsequent stock dividends, stock splits, consolidations or recapitalizations).

                  (iv) Upon the occurrence of the event specified in paragraph
(iii) of this subsection (a), the outstanding shares of the Preferred Stock to be converted shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, provided, however, that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are either delivered to the corporation or any transfer agent, as hereinafter provided, or the holder notifies the corporation or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection therewith. Upon the automatic conversion of the Preferred Stock, the holders of such Preferred Stock shall surrender the certificates representing such shares at the office of the corporation or of any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

            (b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

            (c) Conversion Price Adjustments of the Preferred Stock. The Conversion Prices of the series of Preferred Stock shall be subject to adjustment from time to time as follows:

                  (i) (A) If the corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect for any series of Preferred Stock immediately prior to the issuance of such Additional Stock, such Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted in accordance with the formula:

                                C' = (C x N) + A
                                     -----------
                                        O
where

            C' =  the adjusted applicable Conversion Price.

            C  =  the current applicable Conversion Price.

            N  =  (i) the number of shares of Common Stock outstanding on the determination date (defined below) plus (ii) the number of shares of Common Stock issuable on exercise, conversion, or exchange of securities outstanding and exercisable for, convertible into, or exchangeable for shares of Common Stock on the determination date.

            A  =  the aggregate consideration received from issuance of the
                  Additional Stock.

            O  =  N plus the number of shares of Additional Stock.

            The "determination date" is the date when the Company fixes the offering price of the Additional Stock.

                  (B) No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and either shall be taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsection (E)(3) and (E)(4), no adjustment of any Conversion Price pursuant to this subsection 4.3(c)(i) shall have the effect of increasing such Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

                  (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (D) In the case of the issuance of the, Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                  (E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                        (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4.3(c)(i)(C) and (c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                        (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4.3(c)(i)(C) and (c)(i)(D));

                        (3) In the event of any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Prices in effect at the time for each series of Preferred Stock shall forthwith be readjusted to such Conversion Prices as would have obtained had the adjustment which was made upon the issuance of such options, rights or securities not converted prior to such change or the options or rights related to such securities not converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities;

                        (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the conversion Prices for each series of Preferred Stock shall forthwith be readjusted to such conversion Prices as would have obtained had the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                  (ii) "Additional Stock" shall mean, as to any series of Preferred Stock, any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4.3(c)(i)(E)) by the corporation after the earliest date on which shares of the applicable series of Preferred Stock are issued pursuant to any purchase agreements for such series (the "Purchase Date"), other than

                        (A) Common Stock issued pursuant to a transaction described in subsection 4.3(c)(iii) hereof;

                        (B) Up to 804,810 shares of Common Stock (appropriately adjusted for any stock dividend, stock split, consolidation or recapitalization) issuable or issued after the Purchase Date for the Series B Stock to persons who are or become employees, consultants, directors or officers of the corporation, and any shares of Common Stock that are outstanding on the Purchase Date for the Series B Stock and thereafter repurchased by the corporation and issued to persons who are or become employees, consultants, directors or officers of the corporation;

                        (C) Common Stock issued or issuable upon conversion of any Preferred Stock;

                        (D) Up to 333,333 shares of Common Stock (appropriately adjusted for any stock split, stock dividend, consolidation or recapitalization) issued or issuable upon the conversion of the convertible note issued by the corporation in connection with that certain Convertible Subordinated Loan Agreement between the Oregon Resource and Technology Development Corporation ("ORTDC") and the corporation; or

                        (E) Up to 92,593 shares of Series B Stock issued or issuable upon exercise of the warrant granted to ORTDC on the Purchase Date for the Series B Stock.

                  (iii) In the event the corporation should at any time or from time to time after the applicable Purchase Date for any series of Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of

Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 4.3 (c) (i) (E).

                        (iv) If the number of shares of Common Stock outstanding at any time after the applicable Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                  (d) Other Distributions. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4.3(c)(iii), then, in each such case for the purpose of this subsection 4.3(d), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

                  (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4.3 or Section 4.4), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation, or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4.3 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (f) No Impairment. The corporation will not, by amendment of its Second Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                  (g) No Fractional Shares and Accountants' Certificate as to Adjustments.

                        (i) No fractional shares shall be issued upon conversion of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of such series the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                        (ii) Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of any series of Preferred Stock pursuant to this Section 4.3, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock, by first-class mail, postage prepaid, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement setting forth (A) the consideration received or to be received by the corporation for any Additional Stock, (B) the Conversion Price then in effect for such series, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

                  (h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (i) Reservation of Stock Issuable upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  (j) Notices. Any notice required by the provisions of this
Section 4.3 to be given to the holders of shares of Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

                  (k) Taxes. The corporation will pay all taxes and other governmental charges that maybe imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock.

            4.4 Merger, Consolidation.

                  (a) In the event of any consolidation or merger of the corporation with or into any other corporation or other entity or person, or a sale, conveyance or disposition of all or substantially all of the assets of the corporation, or any other corporate reorganization in which the corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization or any transaction or series of related transactions by the corporation in which in excess of 50 percent of the corporation's voting power is transferred, then holders of the Preferred Stock shall first receive for each share of such stock, in cash or securities received from the acquiring corporation or a combination thereof, at the closing of any such transaction, an amount equal to the applicable Issue Price for such share plus any dividends declared and unpaid as of the date of closing of such transaction. In the event the full amount of such payment is not paid to the holders of the Preferred Stock upon or immediately prior to such transaction in accordance herewith, then the entire amount payable in respect of the proposed transaction shall be distributed ratably among the holders of the Preferred Stock, according to their respective payment that would have been payable in respect of the shares held by them upon such transaction if all payments payable on or with respect to such shares were paid in full in accordance with the preceding sentence.

                  (b) After the distribution required by subsection (a) above has been paid, any remaining consideration to be paid in such transaction shall be distributed to the holders of Preferred Stock and Common Stock in the same proportion as the number of shares of Common Stock and Common Stock issuable upon the conversion of Preferred Stock then held by each of them bears to the total number of shares of Common Stock and Common Stock issuable upon conversion of Preferred Stock.

                  (c) Any securities to be delivered to the holders of the Preferred Stock pursuant to subsection 4.4(a) above shall be valued as follows:

                        (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                              (A) If traded on a securities exchange, the value
shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing;

                              (B) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing; and

                              (C) If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the corporation and the holders of a majority of the then outstanding shares of Preferred Stock (based on the number of shares of Common Stock into which the Preferred Stock is convertible).

                        (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of a majority of the number of shares of Common Stock into which the then outstanding shares of Preferred Stock are convertible).


                  (d) In the event the requirements of this Section 4.4 are not complied with, the corporation shall forthwith either:

                        (i) Cause such closing to be postponed until such time as the requirements of this Section 4.4 have been complied with; or

                        (ii) Cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 4.4(e) hereof.

                  (e) The corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than 20 days prior to the shareholders' meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of this Section 4.4, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the corporation has given the first notice provided for herein or sooner than 10 days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may shortened upon the written consent of the holders of a majority of the number of shares of Common Stock into which the then outstanding shares of Preferred Stock are convertible.

                  (f) The provisions of this Section 4.4 are in addition to the protective provisions of Section 4.6 hereof.

            4.5 Voting Rights.

                  Except as required by law, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted, pursuant to
Section 4.3 hereof, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

            4.6 Protective Provisions.

                  So long as any shares of Series A or Series B Stock are outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the number of shares then outstanding of the Series A Stock and the holders of at least a majority of the number of shares then outstanding of the Series B Stock:

                  (a) Issue, or obligate itself to issue, any equity security (including any security convertible into or exercisable for any equity security), with powers, designations, preferences or relative, participating, optional or other special rights prior to or on a parity with the Preferred Stock;

                  (b) Sell, convey or otherwise dispose of or encumber all or substantially all of its property or business, merge into or consolidate with any other corporation or entity, effect any transaction or series of related transactions in which more than 50 percent of the voting power of the corporation is disposed, liquidate, dissolve or wind up its affair, or enter into or engage in any plan of exchange;

                  (c) Purchase, redeem or otherwise acquire any equity security of the corporation, other than the repurchase of shares of Common Stock from employees or consultants of the corporation pursuant to the Stock Repurchase Agreement, the Buy-Out Agreement of the Shareholders of Radix MicroSystems, Inc., as amended, the Employee Restricted Stock Purchase Agreements or any successor agreements entered into by the corporation and certain of its employees and consultants; or

                  (d) Permit any Subsidiary of the corporation to issue or sell, or obligate itself to issue or sell, except to the corporation or any wholly owned Subsidiary, any equity security of such Subsidiary ("Subsidiary" shall mean any corporation at least 50 percent of whose outstanding voting stock shall at the time be owned directly indirectly by this corporation or by one or more Subsidiaries).

            4.7 No Reissuance of Preferred Stock.

                  In the event any shares of Preferred Stock shall be purchased or converted, such shares shall be cancelled, retired and eliminated from the shares which the corporation is authorized to issue.

                                    ARTICLE V

                              Repurchase of Shares

                  In determining whether the corporation has sufficient assets to repurchase shares of the Common Stock from its employees or consultants to the extent permitted by Article IV, such determination shall be made and any distribution to such shareholders may be made irrespective of any amount that would be needed if the corporation were to be dissolved to satisfy any preferential rights of the holders of Preferred Stock provided for in Article IV(D), Section 4.2 hereof.

                                   ARTICLE VI

                            Preemptive Rights Denied

                  The corporation elects to waive preemptive rights.

                                   ARTICLE VII

                                 Indemnification

                  The corporation shall indemnify to the fullest extent permitted by law any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director of the corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plans of the corporation, or serves or served at the request of the corporation as a director, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The corporation shall pay for or reimburse the reasonable expenses incurred by any such person in any such proceeding to the fullest extent not prohibited by law. This Article shall not be deemed exclusive of any other provisions for indemnification of directors, officers and fiduciaries that may be included in any statute, bylaw, agreement, resolution of shareholders or directors or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding office.

                                  ARTICLE VIII

                             Limitation of Liability

                  No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for conduct as a director; provided that this Article VIII shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

                                               RADIX MICROSYSTEMS, INC.

Dated: June 23, 1989                           By  /s/ Glenford J. Myers
                                                   -----------------------------
                                                   Glenford J. Myers
                                                   President

                              ARTICLES OF AMENDMENT
                  TO SECOND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            RADIX MICROSYSTEMS, INC.

            1. The name of the corporation is Radix MicroSystems, Inc.

            2. Article I of the Second Restated Articles of Incorporation is amended to read in its entirety as follows:

                                   "ARTICLE I

                                CORPORATION NAME

               The name of the corporation is RadiSys Corporation."

            3. The Amendment was adopted on November 17, 1989.

            4. Shareholder action was required to adopt the amendment. The shareholder vote was as follows:

Class or Series   Number of Shares     Number of Votes      Number of Votes     Number of Votes
  of Shares         Outstanding      Entitled to be Cast        Cast For         Cast Against
---------------   ----------------   -------------------   ------------------   ---------------
Common                4,202,008           4,202,008             4,202,008            -0-

Preferred             2,083,951           2,083,951             2,083,951            -0-

                                         RADIX MICROSYSTEMS, INC.

                                         By:  /s/ Glenford J. Myers
                                              ----------------------------------
                                              Glenford J. Myers
                                              President

                              ARTICLES OF AMENDMENT
                  TO SECOND RESTATED ARTICLES OF INCORPORATION
                                       OF
                               RADISYS CORPORATION

            1. The name of the corporation is RadiSys Corporation (the
"Company").

            2. The text of the amendments creating a new series of shares of Preferred Stock is as follows:

               (a) Article IV, Section (D) of the Second Restated Articles is amended and restated to read as follows:

            "(D) There shall be three series of Preferred Stock, with the respective designations, number of shares and issue prices (the "Issue Price") as follows:

Designation                    No. of Shares    Issues Price
-----------                    -------------    ------------
Series A Preferred Stock           355,556      $       4.22
("Series A Stock")

Series B Preferred Stock         1,820,988      $       2.70
("Series B Stock")

Series C Preferred Stock         2,159,504      $      1.389
("Series C Stock")

               The rights, preferences, restrictions and other matters relating to the Preferred Stock are as follows:"

               (b) The last sentence of Article IV, Section 4.3(a)(i) of the Second Restated Articles is amended and restated to read as follows:

               "The Conversion Price per share for each series of Preferred Stock (the "Conversion Price") shall be as follows; provided, however, that the applicable Conversion Prices shall be subject to adjustment as set forth in subsection (c) below:

      Series            Conversion Price
--------------------    ----------------
Series A Stock          $           .422
Series B Stock          $           2.70
Series C Stock          $          1.389

               (c) Article IV, section 4.3(c)(ii)(B) of the Second Restated Articles is amended and restated to read as follows:

               "(B) Up to 5,000,000 shares of Common Stock (inclusive of all shares of Common Stock issued or deemed to be issued on or before the Purchase Date for the Series B Stock, and appropriately adjusted for any stock dividend, stock split, consolidation or recapitalization) issuable or issued to persons who are or become employees, consultants, directors or officers of the corporation, and any of such shares of Common Stock that are thereafter repurchased by the corporation and issued or deemed to be issued to persons who are or become employees, consultants, directors or officers of the corporation;"

               (d) The first paragraph of. Article IV, Section 4.6 of the Second Restated Articles is amended and restated to read as follows:

               "So long as any shares of Series A, Series B or Series C Stock are outstanding, the corporation shall not, without first obtaining the approval of the holders of at least a majority of the number of shares then outstanding of the Series A Stock, the holders of at least a majority of the number of shares then outstanding of the Series B Stock and the holders of at least a majority of the number of shares then outstanding of the Series C Stock, which consent may be evidenced by vote if a shareholder meeting is called or by written consent of the majority of each series without a shareholder meeting:"

            3. The amendment was adopted on January 10, 1991.

            4. The designation, number of outstanding shares and number of votes entitled to vote on this matter, and the number of votes cast for and against the amendment were as follows:

                                 Oustanding     Number      Votes       Votes
          Designation              Shares      of Votes    Cast For   Cast Against
------------------------------   ----------   ---------   ---------   ------------
Common Stock                      4,210,417   4,210,417   4,186,250        0

Series A Preferred Stock            355,560   3,555,560   3,555,560        0

Series B Preferred Stock          1,728,395   1,728,395   1,728,395        0

                                          RADISYS CORPORATION

                                          By:  /s/ Glenford J. Myers
                                               ---------------------------------
                                               Glenford J. Myers
                                               President

             Person to contact about this filing: Annette M. Mulee
                                                 at (503) 294-9666

                              ARTICLES OF AMENDMENT
                  TO SECOND RESTATED ARTICLES OF INCORPORATION
                                       OF
                               RADISYS CORPORATION

       1. The name of the corporation is RadiSys Corporation (the "Company").

       2. The text of the amendment is as follows:

          a. Article IV(D), Section 4.3(c)(ii)(B) of the Second Restated Articles of Incorporation of the Company is amended and restated to read in its entirety as follows:

               "(B) Up to 5,200,000 shares of Common Stock (inclusive of all shares of Common Stock issued or deemed to be issued on or before April 22, 1994, and appropriately adjusted for any stock dividend, stock split, consolidation or recapitalization) issuable or issued to persons who are or become employees, consultants, directors or officers of the corporation, and any of such shares of Common Stock that are thereafter repurchased by the corporation and issued or deemed to be issued to persons who are or become employees, consultants, directors or officers of the corporation;"

      3.  The amendment was adopted on June 2,1994.

      4. The designation, number of outstanding shares and number of votes entitled to vote on this matter, and the number of votes cast for and against the amendment were as follows:

                      Outstanding      Number         Votes          Votes
    Designation         Shares        of Votes       Cast For     Cast Against
------------------    -----------    -----------    ----------    ------------
      Common           4,740,821       4,740,821     3,858,637         0

Series A Preferred       355,560       3,555,560     3,555,560         0

Series B Preferred     1,728,395       1,728,395     1,728,395         0

Series C Preferred     2,159,504       2,159,504     2,159,504         0

                                             RADISYS CORPORATION

                                             By:  /s/ Glenford J. Myers
                                                  ------------------------------
                                                  Glenford J. Myers
                                                  President

      5. The person to contact about this filing is Annette M. Mulee at (503) 294-9666.

                              ARTICLES OF AMENDMENT
                  TO SECOND RESTATED ARTICLES OF INCORPORATION
                                       OF
                               RADISYS CORPORATION

         1. The name of the corporation is RadiSys Corporation (the "Company").

         2. The text of the amendment is as follows:

            Article IV(A), of the Second Restated Articles of Incorporation of the Company is amended and restated to read in its entirety as follows:

            A. The aggregate number of shares which the Corporation shall have authority to issue shall consist of 15,000,000 shares of common stock, without par value ("Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

                  When this amendment becomes effective, each of the shares of
            Common Stock issued and outstanding immediately prior to the time this amendment becomes effective shall be reclassified and changed into and constitute 1/3.3 of one share of fully paid Common Stock of the Corporation without further action of any kind. No fractional shares shall be issued on reclassification of the Common Stock and the number of shares of Common Stock for which the Common Stock is reclassified shall be rounded up to the nearest whole number.

         3. The amendment was adopted on August 22, 1995 and shall be effective as of that date.

         4. Shareholder action was required to adopt the amendment. The shareholder vote was as follows:

                      Outstanding      Number         Votes         Votes
    Designation          Shares       of Votes       Cast For     Cast Against
------------------    -----------    -----------    ----------    ------------
      Common           4,962,849      4,203,202     4,203,202          -0-

Series A Preferred       355,556        355,556       355,556          -0-

Series B Preferred     1,728,395      1,728,395     1,728,395          -0-

Series C Preferred     2,159,504      2,159,504     2,159,504          -0-

                                               RADISYS CORPORATION

                                               By:  /s/ Glenford J. Myers
                                                    ----------------------------
                                                    Glenford J. Myers
                                                    President

         5.The person to contact about this filing is John Watkins at (503) 646-1800.

                              ARTICLES OF AMENDMENT
                  TO SECOND RESTATED ARTICLES OF INCORPORATION
                                       OF
                               RADISYS CORPORATION

        1. The name of the corporation is RadiSys Corporation (the
"Corporation").

        2. Article IV(A), of the Second Restated Articles of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

          The aggregate number of shares which the Corporation shall have authority to issue shall consist of 50,000,000 shares of common stock, without par value ("Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

       3. The amendment was adopted by the shareholders of the Corporation on May 20, 1997.

       4. Shareholder action was required to adopt the amendment. The shareholder vote was as follows:

               Outstanding      Number       Votes          Votes
Designation       Shares       of Votes     Cast For     Cast Against
-----------    -----------    ---------    ---------    ------------
  Common        7,560,377     7,560,377    4,624,324      1,240,980

       5. The person to contact about this filing is Peter Bragdon, at (503) 294-9517.

Dated: June 23, 1997.

                                           RADISYS CORPORATION

                                           By:  /s/ Annette M. Mulee
                                                --------------------------------
                                                Annette M. Mulee
                                                Secretary

                              ARTICLES OF AMENDMENT
                  TO SECOND RESTATED ARTICLES OF INCORPORATION
                                       OF
                               RADISYS CORPORATION

        1. The name of the corporation is RadiSys Corporation (the
"Corporation").

        2. Article IV(A) of the Second Restated Articles of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

          The aggregate number of shares which the corporation shall have authority to issue shall consist of 100,000,000 shares of. common stock, without par value ("Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

       3. The amendment was adopted by the shareholders of the Corporation on May 16, 2000.

       4. Shareholder action was required to adopt the amendment. The shareholder vote was as follows:

               Outstanding      Number        Votes          Votes
Designation       Shares       of Votes     Cast For     Cast Against
-----------    -----------    ----------   ----------   -------------
  Common        16,853,421    16,853,421   13,452,482     1,100,138

       5. The person to contact about this filing is Mary P. Pounds at (503) 294-9832.

Dated: May 17, 2000.

                                          RADISYS CORPORATION

                                          By:   /s/ Stephen F. Loughlin
                                                --------------------------------
                                                Stephen F. Loughlin
                                                Vice President of Finance and
                                                Administration and
                                                Chief Financial Officer